CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 1 of our report dated February 5, 2013, except for Note 12 dated May 1, 2014, in this Registration Statement on Form S-1 of AntriaBio, Inc., with respect to the consolidated balance sheet at December 31, 2011 and the related consolidated statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2011, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ Spectra Financial Services, LLC

Tampa, FL

June 25, 2014